UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2018

AMERICAN INTERNATIONAL VENTURES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30368	22-3489463
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

15122 Tealrise Way, Lithia, Florida	33547
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (813) 260-2866

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors appointed Mr. Robert G. Polce Jr., for a term until the next Shareholders meeting.

Mr. Polce has lived and worked in the Asia-Pacific region for the past 25 years of and has vast experience in business as an executive, principle, consultant and investor. He is a seasoned International Financier and Private Equity Investor. He has acted as Trustee and Trade & Project Financing Specialist for European and Middle Eastern Private Trusts, with a focus on the natural resource and energy sectors.

Early in his career, while working in Switzerland, he acquired special skills and associations while connected with one of the largest commodity trading houses in the world (with annual sales of over 100 Billion dollars). He also was affiliated with P&F Petro Credit in Zurich in a similar role.

He then headed the BBF Trading Group of Companies headquartered in Singapore, serving as the company’s Managing Director for 8 years. The BBF Groups’ activities included mining, timber processing, real estate development and physical commodity trading in 11 countries throughout SE Asia.

He is experienced in underwriting public and private capital projects. His specialties include asset-based financing using proven mineral reserves ("In-Ground" assets). He has spent over 30 years in the Pacific Rim providing trade financing and project development including Nickel, Copper and Coal Resources in Indonesia.

Most recently, Robert headed the GEO Group of Companies as their Chief Executive Officer. GEO is a diversified mining and mineral asset management company that is involved in energy, natural resource and fuel related industries. GEO has primarily operated in the South East Asian region.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL VENTURES, INC.

By:	/s/ Jack Wagenti
Name: Jack Wagenti
Title: Chairman
Date: April 10, 2018